Exhibit 5.1 John Hancock Tower, 27th Floor 200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com

FIRM / AFFILIATE OFFICES
July 27, 2016	Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

Re:	Registration Statement on Form S-3 (No. 333-211748)

Ladies and Gentlemen:

We have acted as special counsel to ContraFect Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) 14,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”) and (ii) warrants to purchase up to 14,000,000 shares of Common Stock (each, a “Warrant” or collectively, the “Warrants”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2016 (File No. 333-211748), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act (as so filed, the “Registration Statement”), a base prospectus dated June 8, 2016 (the “Base Prospectus”), a preliminary prospectus supplement dated July 21, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated July 22, 2016 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and Warrants are being sold pursuant to an underwriting agreement dated July 22, 2016 by and between Piper Jaffray & Co., as representative of the several underwriters listed on Schedule I thereto, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares, Warrants and Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

July 27, 2016

without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2. When the Warrants have been duly registered on the books of the warrant agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will have been validly reserved by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 27, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP